Exhibit 99.1

Centuri Announces Leadership Transition

Bill Fehrman Will Be Stepping Down to Take CEO Role at American Electric Power

Board Appoints Former Centuri Advisory Board Member Paul Caudill as Interim CEO

PHOENIX – June 26, 2024 – Centuri Holdings, Inc. (NYSE: CTRI) (“Centuri”), today announced Bill Fehrman will be stepping down as President and CEO to take the CEO role at American Electric Power (Nasdaq: AEP), one of the nation’s largest publicly traded utility companies. He will continue in his role as President and CEO of Centuri until July 31, 2024. The Centuri Board has appointed Paul Caudill, former CEO of NV Energy, a Berkshire Hathaway Energy portfolio company, and Senior Advisor to the CEO and prior Centuri advisory board member, to succeed him as Interim President and CEO. Additionally, Mr. Fehrman will remain on Centuri’s Board of Directors until the Company transitions to a permanent CEO.

“With the successful launch as a public company earlier this year, Centuri is well positioned to grow as a standalone world-class utility infrastructure services platform,” said Karen Haller, Chair of Centuri’s Board of Directors. “Over the last decade-plus, our team has delivered long-term growth driven by our unique position in the market, our unwavering focus on safety and prioritizing recurring maintenance work for long-tenured blue-chip customers. At Centuri, the focus remains on driving customer growth at the operating companies. We will continue to execute the strategic plan developed with Bill including optimizing costs, effectively allocating capital and maintaining a balanced approach to growth.”

Ms. Haller continued, “As a long-time member of the Centuri advisory board and former CEO of NV Energy, a Berkshire Hathaway Energy portfolio company, Paul is uniquely prepared to step in as Interim CEO of Centuri. With more than four decades in the power and energy industry, he brings extensive energy, utility and industrial experience, including many of those years at the same company as Bill. Paul and Bill share the same relentless focus on operational excellence and driving disciplined growth. On behalf of the Board, I thank Bill for his contributions to Centuri as its CEO and wish him the best in his new role.”

“It has been an honor to lead and help refine Centuri’s strategy,” said Mr. Fehrman, Centuri’s outgoing President and Chief Executive Officer. “I remain confident in the strategy that has been implemented and Centuri’s ability to execute in the future. Centuri is a valued partner to many of the companies meeting North America’s growing energy demands and leading the energy transition, and I believe in the company’s opportunity for continued success as it delivers solutions across customers’ value chains. Paul has been a strong partner in developing Centuri’s strategy. I have greatly benefitted from his insights and expertise as an advisor over the past few months, and I know he is the right person to serve as Interim CEO.”

“I’m pleased to be named Interim CEO of Centuri,” said Mr. Caudill. “Centuri’s success is driven by its operational excellence and deep customer relationships across the regulated utilities industry. Working alongside the Board and management team, I look forward to building on our track record of long-term growth.”

Centuri has commenced a process to identify a permanent CEO.

About Paul Caudill

Mr. Caudill has served in a consulting role at Centuri as a senior advisor to the CEO since January 2024. He also served on the Advisory Board for Centuri Group, Inc. from September 2018 until January 2024. Mr. Caudill currently serves as Chief Utility Solutions Officer and on the Advisory Board for BrightNight, a renewable energy independent power producer serving customers in the United States and Asia Pacific. Prior to BrightNight, Mr. Caudill was CEO of NV Energy, Inc., a subsidiary of Berkshire Hathaway Energy, from 2013 to 2019. Mr. Caudill initially joined Berkshire Hathaway Energy in January 2012 as President of MidAmerican Solar, LLC, a non-regulated subsidiary, where he led development, construction, and operation of two of the largest solar power plants in the world at the time.

Prior to joining Berkshire Hathaway Energy, Mr. Caudill held executive positions with leading firms in the renewable and alternative energy industries. Mr. Caudill has extensive experience in commercial nuclear power plant operations and received training and career development opportunities with Bechtel Power Corporation, a leading global engineering, construction, and project management company.

Mr. Caudill previously served on the boards of NV Energy, Inc., Nevada Power Company, Sierra Pacific Power Company, NV Energy Foundation, the Nevada Military Support Alliance, and the Western Folklife Center.

Mr. Caudill graduated from the University of Arizona with a B.S. in public management and earned his M.B.A. from Northwestern University’s Kellogg School of Graduate Management.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding our expectation to continue to build on our track record of delivering consistent growth by serving our customers across the utility value chain; and our ability to continue to execute on our strategy and drive growth. A number of important factors affecting the business and financial results of Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions. Factors that could cause actual results to differ also include (without limitation) those discussed in Centuri’s filings filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise. Centuri does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

For Centuri investors, contact:

(623) 879-3700

Investors@Centuri.com

For Centuri media information, contact:

Jennifer Russo

(602) 781-6958

JRusso@Centuri.com